As filed with the Securities and Exchange Commission on March 9, 2009
Registration No. 333-140424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2704230
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(512) 708-9310
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)
J. David Enloe, Jr.
Chief Executive Officer
INTROGEN THERAPEUTICS, INC.
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(512) 708-9310
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Patricia B. Tomasco
Lee Potts
Brown McCarroll, L.L.P.
111 Congress Avenue, Suite 1400
Austin, TX 78701
Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 to Form S-3 Registration Statement relates to the Registration Statement on Form S-3 (File No. 333-140424) (the “Registration Statement”) of Introgen Therapeutics, Inc. (“Registrant”) filed with the Securities and Exchange Commission (“SEC”) on February 2, 2007, as amended on April 17, 2007. This Registration Statement relates to the registration of an aggregate $150,000,000 of Registrant’s Common Stock, par value $0.001 per share.
     As a result of the delisting of Registrant’s shares from the Nasdaq Capital Market and the fact that there are less than 300 holders of record of Registrant’s shares as of December 31, 2008, Registrant has no obligation to continue to file, and does not plan to file, periodic reports with the SEC for any periods after January 1, 2009. Registrant filed a Form 15 on January 30, 2009 to terminate its duty to file reports under Section 13(a) and 15(d) of the U.S. Securities and Exchange Act of 1934, as amended. In accordance with the undertaking made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Registrant hereby removes from registration the securities of Registrant that are registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 6, 2009.

INTROGEN THERAPEUTICS, INC.
By:	/s/ J. David Enloe, Jr.
J. David Enloe, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. David Enloe, Jr.
J. David Enloe, Jr.	Chief Executive Officer and President (Principal Executive Officer)	March 6, 2009

David G. Nance	Chairman of the Board and Director	March ___, 2009
/s/ John N. Kapoor, Ph.D.
John N. Kapoor, Ph.D.	Director	March 6, 2009
/s/ William H. Cunningham, Ph.D.
William H. Cunningham, Ph.D.	Director	March 6, 2009
/s/ S. Malcolm Gillis, Ph.D.
S. Malcolm Gillis, Ph.D.	Director	March 6, 2009

Charles E. Long	Director	March ___, 2009
/s/ Robert W. Pearson
Robert W. Pearson	Director	March 6, 2009